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                  EXHIBIT 23.2    PRICEWATERHOUSECOOPERS LLP






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                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS



      We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-__________) of Provident Bankshares Corporation related to the Provident Bankshares Corporation Amended and Restated Stock Option Plan of our report dated January 21, 1998, on our audits of the consolidated financial statements of Provident Bankshares Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Provident Bankshares Corporation's 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel".




                                                  /s/ PRICEWATERHOUSECOOPERS LLP


Baltimore, Maryland
July 9, 1998